EXHIBIT 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

QILUN GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457	16,550,000	$0.20	$3,310,000	$110.20 per $1,000,000	$364.76
Total Offering Amounts							$3,310,000
Total Fee Offsets							$0.00
Net Fee Due							$364.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares ordinary stock of Qilun Group Inc.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act. The proposed maximum offering price per share is estimated to be $0.20.